As filed with the Securities and Exchange Commission on November 22, 2004

                                                    Registration No. 333-119157
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                  ATTUNITY LTD
             (Exact name of Registrant as specified in its charter)

                  Israel                                   Not Applicable
     (State or other jurisdiction of                      (I.R.S. Employer
      incorporation or organization)                     Identification No.)

                                  Attunity Ltd
              Einstein Building, Tirat Carmel, Haifa 39101, Israel
                             Tel. (972)(4) 855-9660
   (Address and telephone number of Registrant's principal executive offices)

                            -------------------------

                                  Attunity Inc.
                   Attn.: Ofer Segev, Chief Financial Officer
                                 40 Audubon Road
                         Wakefield, Massachusetts 01880
                               Tel. (781) 213-5200
                     (Name, address and telephone number of
                               agent for service)

                            -------------------------

     Copies of all communications, including communications sent to agent for service, should be sent to:

           Ian Rostowsky, Adv.                  Steven J. Glusband, Esq.
           Efrati, Galili & Co.               Carter Ledyard & Milburn LLP
            6 Wissotsky Street                        2 Wall Street
             Tel Aviv, Israel                      New York, NY 10005
          Tel: (972)(3)545-2020                     Tel: 212-238-8605
          Fax: (972)(3)604-0111                     Fax: 212-732-3232

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 436, please check the following box.[ ]

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         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                              ---------------------

         Pursuant to Rule 429 under the Securities Act of 1933, the prospectus herein is being filed as a combined prospectus satisfying the requirements of that Act and the rules and regulations thereunder for the registrant's offering registered on its Registration Statement on Form F-3, Registration No. 333-14140. Accordingly, this Registration Statement being currently filed shall act, upon effectiveness, as a post-effective amendment to the said earlier Registration Statement.


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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2004


PROSPECTUS
                                  ATTUNITY LTD

                            8,083,071 Ordinary Shares

         This prospectus relates to up to 8,083,071 ordinary shares that the selling shareholders named in this prospectus or their transferees may offer from time to time. Of the ordinary shares offered hereby, (i) 1,371,429 ordinary shares are issuable upon conversion of $2 million of convertible promissory notes and 480,000 ordinary shares are issuable upon exercise of warrants, that were issued to certain of the selling shareholders pursuant to a Note and Warrant Purchase Agreement dated March 22, 2004; (ii) 2,043,146 ordinary shares were issued and 2,944,651 ordinary shares are issuable upon exercise of Series A and Series B Warrants acquired by certain selling shareholders from the Special Situations Funds; (iii) 673,845 ordinary shares are issuable upon exercise of Series A and Series B Warrants held by the Special Situations Funds; (iv) 230,00 ordinary shares were issued to Dov Biran Holdings Ltd. in connection with an agreement entered into in June 2001; (v) 40,000 ordinary shares are issuable upon exercise of warrants issued in February 2004 to Gaus Investments Ltd and R.4.B Ltd in consideration of their introducing certain investors to us; and
(vi) 300,000 ordinary shares are issuable upon exercise of warrants issued to Plenus Technologies Ltd. in connection with a loan agreement we entered into dated June 3, 2004. We are registering the ordinary shares for disposition by the selling shareholders pursuant to commitments with the selling shareholders. The registration of the ordinary shares does not necessarily mean that the selling shareholders or their transferees will offer or sell their shares.

         Attunity Ltd will not receive any additional proceeds from the sale by the selling shareholders of the ordinary shares offered by this prospectus, and will bear all expenses in connection with the preparation of this prospectus.


         The ordinary shares of Attunity Ltd are traded on the NASDAQ National Market under the symbol "ATTU." On November 19, 2004, the closing price of an ordinary share of Attunity Ltd on the NASDAQ National Market was $2.35.


         See "Risk Factors" beginning on page 5 to read about factors you should consider before buying the ordinary shares of Attunity Ltd.

                                ----------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            Prospectus dated  , 2004

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


NOTICE REGARDING FORWARD-LOOKING STATEMENTS....................................2
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PROSPECTUS SUMMARY.............................................................4
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RISK FACTORS...................................................................5
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CAPITALIZATION AND INDEBTEDNESS...............................................15
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REASONS FOR THE OFFER AND USE OF PROCEEDS.....................................15
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MARKET PRICE DATA.............................................................16
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SELLING SHAREHOLDERS..........................................................17
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OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION................23
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EXPENSES ASSOCIATED WITH THE REGISTRATION.....................................25
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FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS...............................25
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EXPERTS.......................................................................25
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LEGAL MATTERS.................................................................26
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MATERIAL CHANGES..............................................................26
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WHERE YOU CAN BEST FIND MORE INFORMATION;
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................26
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ENFORCEABILITY OF CIVIL LIABILITIES...........................................27
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         In this prospectus, "we", "us", "our", the "Company" and "Attunity" refer to Attunity Ltd, an Israeli company Attunity Ltd and its subsidiaries, unless otherwise indicated.

         We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

         We publish annually an annual report on our website containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States. All references to "dollars" or "$" in this prospectus are to U.S. dollars, and all references to "shekels" or "NIS" are to New Israeli Shekels.

                   NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

         Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

                                  ATTUNITY LTD

         We were incorporated under the laws of the State of Israel in 1988. We develop, market and support standards-based integration middleware for accessing mainframe, enterprise data sources and legacy applications.

         Our principal executive offices are located at Einstein Building, Tirat Carmel, Haifa 39101, Israel, and our telephone number is (+972) 4-855-9666. Our address on the Internet is http://www.attunity.com.

                                  The Offering

Ordinary shares offered...............   8,083,071 shares (including 4,438,496
                                         shares issuable upon exercise of
                                         warrants and 1,371,429 shares issuable
                                         upon conversion of  $2 million of
                                         convertible promissory notes)
NASDAQ National Market symbol.........   "ATTU"

Use of proceeds.......................   We will not receive any proceeds from
                                         the sale of the ordinary shares offered
                                         hereby.  We will, however, receive the
                                         proceeds from the exercise of the
                                         warrants if and when they are
                                         exercised.
Ordinary shares outstanding...........   15,315,073 shares

Risk Factors..........................   Prospective investors should carefully
                                         consider the "Risk Factors" beginning
                                         on page 5 before buying the
                                         ordinary shares offered hereby.

                                  RISK FACTORS

         You should carefully consider the risks and uncertainties described below before investing in our ordinary shares. Our business, prospects, financial condition and results of operations could be adversely affected due to any of the following risks. In that case, the value of our ordinary shares could decline, and you could lose all or part of your investment.

Risk Factors Relating to Our Company


We have a history of operating losses and may not achieve or sustain profitability in the future.

         We incurred an operating loss in the fiscal year ended December 31, 2003 and in three of the four preceding years, although we recorded an operating profit in the fiscal year ended December 31, 2002. We can not assure you that we will be able to achieve or sustain profitable operations in the future.


Our operating results fluctuate significantly.

         Our quarterly results have fluctuated significantly in the past and are likely to fluctuate significantly in the future. Our future operating results will depend on many factors, including, but not limited to, the following:

          o    the size and timing of significant orders and their fulfillment;

          o    demand for our products;

          o    changes in our pricing policies or those of our competitors;

          o    the number, timing and significance of product enhancements;

          o    new product announcements by us and our competitors;

          o our ability to successfully market newly acquired products and technologies;

          o our ability to develop, introduce and market new and enhanced products on a timely basis;

          o    changes in the level of our operating expenses;

          o    budgeting cycles of our customers;

          o customer order deferrals in anticipation of enhancements or new products that we or our competitors offer;

          o    product life cycles;

          o    software bugs and other product quality problems;

          o    personnel changes;

          o    changes in our strategy;

          o seasonal trends and general domestic and international economic and political conditions, among others;

          o currency exchange rate fluctuations and economic conditions in the geographic areas where we operate; and

          o    the   assurance   of  success  in   marketing   new  products  or
               technologies.

         Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and it is likely that our future operating results will be adversely affected by these or other factors.

         Revenues are also difficult to forecast because our sales cycle, from initial evaluation to purchase, is lengthy and varies substantially from customer to customer. We typically ship product orders shortly after receipt and, consequently, order backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's revenues. As a result, license revenues in any quarter depend substantially on orders booked and shipped in that quarter.

         Due to all of the foregoing, we cannot predict revenues for any future quarter with any significant degree of accuracy. Accordingly, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and you should not rely upon them as indications of future performance. Although we have experienced revenue growth in the past, we may not be able to sustain this growth rate, and you should not consider such past growth indicative of future revenue growth, or of future operating results.


We may need to raise additional capital in the future, which may not be available to us.

         Our working capital requirements and the cash flow provided by our operating activities are likely to vary greatly from quarter to quarter, depending on the timing of orders and deliveries, and the payment terms offered to our customers. We anticipate that our existing capital resources will be adequate to satisfy our working capital and capital expenditure requirements until at least December 31, 2005, but we may need to raise additional funds in the future for a number of uses, including:

          o implementing marketing and sales activities for our products and services;

          o    expanding research and development programs;

          o    expanding investment in fixed assets; and

          o    hiring additional qualified personnel.

         We may not be able to obtain additional funds on acceptable terms or at all. If we cannot raise needed funds on acceptable terms, we may be required to delay, scale back or eliminate some aspects of our operations and we may not be able to:

          o    develop new products;

          o    enhance our existing products;

          o    remain current with evolving industry standards;

          o    take advantage of future opportunities; or

          o    respond to competitive pressures or unanticipated requirements.

         Any equity or debt financings, if available at all, may cause dilution to our then-existing shareholders. If additional funds are raised through the issuance of equity securities, the net tangible book value per share of our ordinary shares would decrease and the percentage ownership of then current shareholders would be diluted.

Our operating results vary quarterly and seasonally.

         We have often recognized a substantial portion of our revenues in the last quarter of the year and in the last month, or even weeks or days, of a quarter. Our expense levels are substantially based on our expectations for future revenues and are therefore relatively fixed in the short term. If revenue levels fall below expectations, our quarterly results are likely to be disproportionately adversely affected because a proportionately smaller amount of our expenses varies with our revenues.

         Our operating results reflect seasonal trends and we expect to continue to be affected by such trends in the future. We expect to continue to experience relatively higher sales in the first and second quarters of the year and relatively lower sales in the third quarter ending September 30, as a result of reduced sales activity in Europe during the summer months. Due to the foregoing factors, in some future quarter our operating results may be below the expectations of public market analysts and investors. In such event, it is likely that the price of our ordinary shares would be materially adversely affected.

We are subject to risks associated with international operations.

         We are based in Israel and generate a large percentage of our sales outside the United States. Our sales in the United States accounted for 45.0%,
40.2 % and 39.3% of our total revenues for the years ended December 31, 2001, 2002 and 2003, respectively. Although we continue to expand our international operations and commit significant management time and financial resources to developing direct and indirect international sales and support channels, we cannot be certain that we will be able to maintain or increase international market demand for our products. To the extent that we cannot do so in a timely manner, our business, operating results and financial condition will be adversely affected.

         International operations are subject to inherent risks, including the following:

          o the impact of possible recessionary environments in multiple foreign markets;

          o longer receivables collection periods and greater difficulty in accounts receivable collection;

          o    unexpected changes in regulatory requirements;

          o    difficulties   and  costs  of  staffing  and   managing   foreign
               operations;

          o reduced protection for intellectual property rights in some countries;

          o    potentially adverse tax consequences; and

          o    political and economic instability.

         We cannot be certain that we, our distributors or our resellers will be able to sustain or increase revenues from international operations or that the foregoing factors will not have a material adverse effect on our future revenues and, as a result, our business, operating results and financial condition.

         We may be adversely affected by fluctuations in currency exchange rates. While our revenues are generally denominated in United States dollars, the Euro and British Pound, a significant portion of our expenses are incurred in NIS. If we were to determine that it was in our best interests to enter into any hedging transactions in the future, there can be no assurance that we will be able to so do or that such transactions, if entered into, will materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. In addition, if for any reason exchange or price controls or other restrictions on the conversion of foreign currencies into NIS were imposed, our business could be adversely affected. Although exposure to currency fluctuations to date has not had a material adverse effect on our business there can be no assurance such fluctuations in the future will not have a material adverse effect on revenues from international sales and, consequently our business, operating results and financial condition.


We  are  subject  to  risks  relating  to   proprietary   rights  and  risks  of
infringement.

         We are dependent upon our proprietary software technology and we rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Except for our trademark registrations for Attunity(R), Attunity B2B(R) and Attunity Connect(R) in the United States, we do not have any trademark, patent or copyright registrations. To protect our software, documentation and other
                                       8
written materials, we rely on trade secret and copyright laws, which afford only limited protection. It is possible that others will develop technologies that are similar or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. It is difficult to police the unauthorized use of products in our field, and we expect software piracy to be a persistent problem, although we are unable to determine the extent to which piracy of our software products exists. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. We cannot be certain that our means of protecting our proprietary rights in the United States or abroad will be adequate or that our competition will not independently develop similar technology.

         We are not aware that we have infringed any proprietary rights of third parties. It is possible, however, that third parties will claim that we have infringed upon their intellectual property rights. We believe that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. It would be time consuming for us to defend any such claims, with or without merit, and any such claims could:

          o    result in costly litigation;

          o    divert management's attention and resources;

          o    cause product shipment delays; or

          o    require us to enter into  royalty or licensing  agreements.  Such
               royalty  or  licensing  agreements,   if  required,  may  not  be
               available on terms acceptable to us, if at all.

         If there is a successful claim of infringement against us and we are not able to license the infringed or similar technology or other intellectual property, our business, operating results and financial condition would be materially adversely affected.


A significant portion of our revenues are dependent on maintenance payments from customers using legacy CorVision and Mancal 2000 software.

         A significant portion of our revenues derives from annual maintenance payments made by customers who use CorVision and Mancal 2000, which are both legacy software products. In 2001, 2002 and 2003, these revenues on a consolidated basis totaled $3.0 million, $2.6 million and $2.5 million, respectively. Some of these customers may replace these legacy products with more state-of-the-art products from other vendors and, as a result, discontinue use of these products. This would result in a reduction in our maintenance revenues and adversely affect our operating results.

Our products have a lengthy sales cycle.

         Our customers typically use our products to deploy applications that are critical to their business. As a result, the licensing and implementation of our products generally involves a significant commitment of attention and resources by prospective customers. Because of the long approval process that typically accompanies strategic initiatives or capital expenditures by companies, our sales process is often delayed, with little or no control over any delays encountered by us. Our sales cycle can be further extended for sales made through third party distributors. Delay in the sales cycle of our products could result in significant fluctuations in our quarterly operating results.


Rapid technological change may adversely affect the market acceptance of our products and services.

         We compete in a market that is characterized by rapid technological change. The introduction of new technologies could render existing products and services obsolete and unmarketable and could exert price pressures on our products and services. Any future success will depend upon our ability to address the increasingly sophisticated needs of our customers by:

          o supporting existing and emerging hardware, software, databases and networking platforms; and

          o developing and introducing new and enhanced applications that keep pace with such technological developments, emerging new markets and changing customer requirements.


Our products may contain defects that may be costly to correct, delay market acceptance of our products and expose us to litigation.

         Despite testing by us, errors may be found in our software products. If defects are discovered, we may not be able to successfully correct them in a timely manner or at all. Defects and failures in our products could result in a loss of, or delay in, market acceptance of our products and could damage our reputation. Although our standard license agreement with our customers contains provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective or enforceable under the laws of some jurisdictions, and we could fail to realize revenues and suffer damage to our reputation as a result of, or in defense of, a substantial claim. We currently do not carry product liability insurance for our products.




Our future success depends to a large extent on our new senior management and key personnel.


         Our future success depends to a large extent on our new senior management and key personnel. In connection with a private placement of our securities to a group of investors led by Messrs. Shimon Alon, Ron Zuckerman and Itzhak (Aki) Ratner, Mr. Shimon Alon was appointed Chairman of our Board of Directors in May 2004 and Messrs. Ron Zuckerman and Itzhak (Aki) Ratner were appointed to our Board of Directors in May 2004 and July 2004, respectively. In July 2004, Mr. Arie Gonen, our company's founding Chief Executive Officer, notified us that he would resign as both Chief Executive Officer and director of our company following the receipt of the requisite approval of our shareholders of an agreement regarding the termination of his employment and his resignation from our Board of Directors. Approval was obtained at our extraordinary meeting of shareholders held on September 9, 2004. In the interim period, Mr. Ratner took over Mr. Gonen's responsibilities in the capacity of Deputy Chief Executive Officer of our company and he was formally appointed as our Chief Executive Officer as of the termination of Mr. Gonen's employment. We believe that Mr. Ratner, who has a successful track record as a president in the software industry, possesses the attributes to successfully succeed Mr. Gonen as our Chief Executive Officer. Mr. Ratner has appointed a new Vice President Europe, Middle East and Africa, Vice President Research and Development and Vice President Finance. We believe that the combined leadership and experience that our new senior management bring to our company will significantly strengthen our company, however no assurance can be given that our new management team will succeed in achieving their goals for our company. We have taken a one-time charge of $1,645,000 in the third quarter of 2004 related to Mr. Gonen's resignation (pursuant to the terms of the agreement for the termination of his employment that was approved by our shareholders) and the termination of employment of our other executive officers that were replaced.



Our results may be adversely affected by competition.

         The market for our software products is fragmented and is intensely competitive. Competition in the industry is generally based on product performance, depth of product line, technical support and price. We compete both with international and local software providers, many of whom have significantly greater financial, technical and marketing resources than us. We anticipate continued growth and competition in the software products market and, consequently, the entrance of new competitors into the market. Our existing and potential competitors may be able to develop software products and services that are as effective as, or more effective or easier to use than those offered by us. Such existing and potential competitors may also enjoy substantial advantages over us in terms of research and development expertise, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. There can be no assurance that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on our future revenues and, consequently, on our business, operating results and financial condition.

We do not intend to pay cash dividends.

         Our policy is to retain earnings for use in our business and, for this reason, we do not intend to pay cash dividends on the ordinary shares in the foreseeable future.

Risk Factors Relating to Our Ordinary Shares

Our share price has been volatile in the past and may decline in the future.

         Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

          o    quarterly variations in our operating results;

          o operating results that vary from the expectations of securities analysts and investors;

          o    changes in expectations as to our future  financial  performance,
               including   financial   estimates  by  securities   analysts  and
               investors;

          o announcements of technological innovations or new products by us or our competitors;

          o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

          o    changes in the status of our intellectual property rights;

          o    announcements   by  third  parties  of   significant   claims  or
               proceedings against us;

          o    additions or departures of key personnel;

          o    future sales of our ordinary shares; and

          o    stock market price and volume fluctuations.

         Domestic and international stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could adversely affect the market price of our ordinary shares.

         In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

Risk Factors Relating to Our Operations in Israel

Conducting business in Israel entails special risks.

         We are incorporated under the laws of, and our executive offices and research and development facilities are located in, the State of Israel. Although most of our sales are made to customers outside Israel, we are directly influenced by the political, economic and military conditions affecting Israel. Specifically, we could be adversely affected by any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel.

         Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Since September 2000, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza. There is no indication as to how long the current hostilities will last or whether there will be any further escalation. Any further escalation in these hostilities or any future armed conflict, political instability or violence in the region may have a negative effect on our business condition, harm our results of operations and adversely affect our share price. Furthermore, there are a number of countries that restrict business with Israel or Israeli companies. Restrictive laws or policies of those countries directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.


Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

         Many of our executive officers and employees in Israel are obligated to perform up to 36 days, depending on rank and position, of military reserve duty annually and are subject to being called for active duty under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service. Any disruption in our operations could adversely affect our business.

Economic conditions in Israel.

         In recent years Israel has been going through a period of recession in economic activity, resulting in low growth rates and growing unemployment. Our operations could be adversely affected if the economic conditions in Israel continue to deteriorate. In addition, due to significant economic measures proposed by the Israeli Government, there have been strikes and work stoppages in 2003 and 2004, affecting banks, airports and ports. These strikes have had an adverse effect on the Israeli economy and on business, including our ability to deliver products to our customers. Following the passage by the Israeli Parliament of laws to implement the economic measures, the Israeli trade unions have threatened further strikes or work-stoppages, and these may have a material adverse effect on the Israeli economy and on us.


Our financial results may be adversely affected by inflation and currency fluctuations.

         Since we report our financial results in dollars, fluctuations in rates of exchange between the dollar and non-dollar currencies may have a material adverse affect on our results of operations. A portion of our expenses are paid in NIS (primarily salaries) and are influenced by the timing of, and the extent to which, any increase in the rate of inflation in Israel over the rate of inflation in the United States is not offset by the devaluation of the NIS in relation to the dollar. We believe that the rate of inflation in Israel has not had a material adverse effect on our business to date However, our dollar costs in Israel will increase if inflation in Israel exceeds the devaluation of the NIS against the dollar or if the timing of such devaluation lags behind inflation in Israel. Over time, the NIS has been devalued against the dollar, generally reflecting inflation rate differentials. Likewise, our operations could be adversely affected if we are unable to guard against currency fluctuations in the future. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. We cannot guarantee that we will enter into such transactions in the future or that such measures will adequately protect us from serious harm due to the impact of inflation in Israel.

We cannot guarantee continuation of government programs and tax benefits.

         We have in the past received certain Israeli government grants and currently enjoy certain tax benefits in Israel. To remain eligible for these grants and tax benefits, we must continue to meet certain conditions, including making some specified investments in fixed assets. If we fail to comply with these conditions in the future, the benefits we receive could be canceled and we may have to refund payments previously received under these programs (with interest and linkage differentials) or pay certain taxes. We cannot guarantee that these programs and tax benefits will be continued in the future, at their current levels or at all. If these programs and tax benefits are ended, our business, financial condition and results of operations could be negatively affected.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

         Service of process upon our directors and officers and the Israeli experts named herein, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since a substantial portion of our assets, almost all of our directors, some of the officers and the Israeli experts named in this annual report are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

         There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of U.S. courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

Provisions of Israeli law may delay, prevent or make difficult an acquisition of us, which could prevent a change of control and therefore depress the price of our shares.

         Provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making more difficult a merger with, or other acquisition of, us. This could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us. Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law.

Your rights and responsibilities as a shareholder will be governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

         We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our memorandum of association, our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters.

                         CAPITALIZATION AND INDEBTEDNESS


         The table below sets forth the capitalization of our company as of September 30, 2004, and as adjusted to give effect to the issuance of the convertible promissory notes to certain of the selling shareholders.

                                                 September 30, 2004
                                         --------------------------------------
                                            Actual              As Adjusted
                                         -----------------    -----------------
                                                   (in thousands)
         Short-term bank credit.........   $      -----         $      ----
         Long-term debt.................            200                 200
         Total shareholders' equity.....   $     13,123         $    13,123
                                         -----------------    -----------------



                    REASONS FOR THE OFFER AND USE OF PROCEEDS

         This prospectus relates to the disposition of up to 8,083,071 of our ordinary shares, of which 2,273,146 ordinary shares were issued, 4,438,496 ordinary shares are issuable upon exercise of certain warrants and 1,371,429 ordinary shares are issuable upon conversion of certain convertible promissory notes. We will not receive any of the proceeds from the sale by the selling shareholders of our ordinary shares. We will, however, receive the proceeds from the exercise of the warrants if and when they are exercised.

                                MARKET PRICE DATA

         Our ordinary shares have traded on the NASDAQ National Market since our initial public offering on December 17, 1992.

Quarterly Stock Information

         The following table sets forth, for each of the full financial quarters in the years indicated, the high ask and low bid prices of our ordinary shares, as quoted on the NASDAQ National Market.

                                           High                 Low
                                       -------------        ------------
2002:
-----
First Quarter                              $1.55               $0.72
Second Quarter...................          $1.94               $0.90
Third Quarter....................          $2.12               $0.90
Fourth Quarter...................          $1.34               $0.50

2003:
-----
First Quarter                              $1.05               $0.80
Second Quarter...................          $1.59               $0.90
Third Quarter....................          $1.48               $1.00
Fourth Quarter...................          $2.22               $1.05


2004:
-----
First Quarter....................          $3.62               $2.08
Second Quarter ..................          $3.36               $2.30
Third Quarter....................          $2.90               $1.96
Fourth Quarter (through November 19)       $2.80               $2.15


Monthly Stock Information

         The following table sets forth, for each of the most recent six months, the high ask and low bid prices of our ordinary shares, as quoted on the NASDAQ National Market.


Month                                     High                     Low
-----                              --------------------    --------------------
May 2004........................          $2.88                   $2.33
June 2004.......................          $2.84                   $2.30
July 2004.......................          $2.90                   $2.32
August 2004.....................          $2.60                   $1.96
September 2004..................          $2.82                   $2.20
October 2004....................          $2.71                   $2.15

                              SELLING SHAREHOLDERS


         The registration statement of which this prospectus forms a part covers up to 8,083,071 ordinary shares. Of such shares:

         (i) 1,371,429 ordinary shares are issuable upon conversion of $2 million of convertible promissory notes and 480,000 ordinary shares are issuable upon exercise of warrants, such promissory notes and warrants which were issued to certain of the selling shareholders pursuant to a Note and Warrant Purchase Agreement dated March 22, 2004. An additional 4,987,797 ordinary shares may be sold by certain selling shareholders who acquired 2,043,146 ordinary shares and warrants to purchase an additional 2,944,651 ordinary shares from the Special Situations Funds in December 2003. Such warrants have exercise prices of $1.75 and $2.00 per share, subject to anti-dilution adjustments, and are exercisable until October 24, 2006 (as extended by one year under the Note and Warrant Purchase Agreement). A further 673,845 ordinary shares are issuable upon exercise of warrants held by the Special Situations Funds. These warrants have an exercise price of $1.75 per share.

         On October 17, 2001, we entered into a Share Purchase Agreement with certain of the Special Situations Funds, pursuant to which such Special Situations Funds purchased an aggregate 3,846,156 ordinary shares for $5 million or $1.30 per share. In addition, these Special Situations Funds acquired Series A Warrants to purchase an aggregate 2,884,617 ordinary shares at an exercise price of $1.75 per shares and Series B Warrants to purchase an aggregate 961,539 ordinary shares at an exercise price of $2.25 per share, expiring on October 16, 2005. The warrants contain certain anti-dilution provisions. The ordinary shares, Series A Warrants and Series B Warrants were issued to the Special Situations Funds in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act, including the provisions of Regulation D promulgated thereunder. We undertook to file a registration statement with the Securities and Exchange Commission to register the resale of the ordinary shares issued to the Special Situations Funds and the ordinary shares issuable upon exercise of the Series A Warrants and Series B Warrants and to maintain a registration statement in effect in order to allow the group to freely sell these shares. In March 2002, this transaction was approved by our shareholders.

         (ii) On December 30, 2003, Messrs. Shimon Alon, Aki Ratner, Ron Zuckerman and other investors represented by them purchased from the Special Situations Funds their entire holding at such time of 2,043,146 of our ordinary shares, Series A Warrants to purchase 2,208,489 ordinary shares and Series B Warrants to purchase 736,162 ordinary shares. On the same date of their transaction with the Special Situations Funds, we granted such group a 30-day option to invest $2 million in our company in the form of five-year convertible promissory notes, convertible at $1.75 per share, and warrants to purchase 450,000 of our ordinary shares at an exercise price of $1.75 per share. On January 29, 2004 we granted the group a seven-day extension to exercise such option and on February 5, 2004 the group elected to exercise such option. Accordingly, on March 22, 2004, we entered into a Note and Warrant Purchase Agreement with such group, pursuant to which we issued the group convertible promissory notes in the aggregate principal amount of $2 million, bearing interest at the rate of 5% per annum, payable semi-annually, convertible at any time after issuance, in whole or in part, into our ordinary shares, at a conversion price of $1.75 per share. The notes and unpaid accrued interest thereon will be due and payable five years after issuance, subject to early repayment in the event of default by us of our obligations under the notes. In addition, we agreed to issue to certain members of the group warrants to purchase an aggregate of 480,000 of our ordinary shares at an exercise price of $1.75 per share, expiring three years after their issuance. The convertible promissory notes and the warrants contain anti-dilution provisions. In addition, the exercise price of the Series B Warrants purchased by the group from the Special Situations Funds was reduced to $2.00 per share, as a result of the anti-dilution provisions contained therein, and the term of the Series A and Series B Warrants held by the group was extended for one additional year, to October 24, 2006. The promissory notes and warrants were issued to the group in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act, including the provisions of Regulation D promulgated thereunder. We also undertook to file a registration statement to register the resale of the shares issuable upon conversion of the promissory notes and exercise of the warrants and to maintain a registration statement in effect in order to allow the group to freely sell these shares. In April 2004, this transaction was approved by our shareholders.

         Of the warrants to purchase 480,000 ordinary shares that we agreed to issue to certain members of the group, warrants to purchase 15,000 ordinary shares were issued to each of Yossi Milstein and Dov Biran, selling shareholders, at the request of the members of the group, and one of the members subsequently transferred warrants to purchase 10,000 ordinary shares to Yossi Avraham, a selling shareholder, for no consideration, in October 2004.

         (iii) An additional 40,000 ordinary shares are issuable pursuant to warrants issued in February 2004 to Gaus Investments Ltd. and R.4.B Ltd., Israeli companies, in consideration of their introducing the foregoing group of investors to us. These warrants have an exercise price of $1.92 per share and are exercisable until February 4, 2007. These warrants were offered and sold in accordance with Rule 903 of Regulation S under the Securities Act in a transaction to which the registration requirements of the Securities Act do not apply.

         (iv) An additional 230,000 ordinary shares may be sold by Dov Biran Holdings Ltd., a former shareholder of Bridges For Islands Ltd., which shares were issued or transferred to such entity in connection with an agreement we entered into in June 2001 with former shareholders of Bridges For Islands Ltd.

         In February 2000, we acquired Bridges for Islands Ltd., or Bridges for Islands, an Israeli company which was then developing Attunity BPITM, a business process integration solution, in consideration of $18.50 million, of which we paid $4.50 million in cash and the balance by the issuance of 747,650 ordinary shares and 127,350 options in exchange for the options held by the employees of Bridges for Islands Ltd. as of the acquisition date. As part of the agreement, we provided the shareholders of Bridges for Islands with a share price protection guarantee, based on an issuance price of $16.00 per share, for a one-year period. This agreement was amended in June 2001 to provide that, instead of the price protection, we will issue, or transfer, or cause third parties to transfer, an additional 350,000 ordinary shares to the former shareholders of Bridges for Islands. Of the 350,000 ordinary shares, 300,000 ordinary shares were transferred to the former shareholders of Bridges for Islands by the shareholders of Medatech Information Technology Ltd., an Israeli company, and VisOp B.V., a Netherlands corporation, none of whom are U.S. persons or entities. Such ordinary shares were offered and sold to the forgoing entities in accordance with Rule 903 of Regulation S under the Securities Act in transactions to which the registration requirements of the Securities Act do not apply and were registered for resale under a registration statement filed with the Securities and Exchange Commission at the time they were transferred to the former shareholders of Bridges For Islands. The remaining 50,000 ordinary shares were issued by us to the forgoing entities in accordance with Rule 903 of Regulation S under the Securities Act in a transaction to which the registration requirements of the Securities Act do not apply and we undertook to register these shares for resale with the next registration statement to be filed by us with the Securities and Exchange Commission.

         (v) An additional 300,000 ordinary shares are issuable pursuant to warrants issued to Plenus Technologies Ltd., an Israeli company, in connection with a loan agreement we entered into in June 2004.

         In June 2004, we entered into an agreement with Plenus Technologies Ltd., or Plenus, a venture capital lender, under which we secured a two-year $3 million credit line from Plenus at a fixed interest rate of 6.5% per annum. The interest is payable quarterly on all amounts drawn under the credit line. We can prepay or cancel the credit line at any time. We pay a commitment fee of 1% per annum on the unutilized amount of the credit line. As collateral for the credit line we registered a first ranking floating charge on all our assets and a first ranking fixed charge on all our intellectual property. We undertook to issue to Plenus five-year warrants to purchase our ordinary shares in an amount equal to a percentage of the credit line divided by $3.00 per share, the exercise price of the warrants (subject to anti-dilution adjustments), as follows: 20% of the credit line if we terminate the credit line within the first year of its initiation; 23% of the credit line if we terminate the credit line within the second year of its initiation and we had not drawn any money from the credit line prior to termination; and 30% of the credit line if we terminate the credit line within the second year of its initiation and we had drawn money from the credit line prior to termination. These warrants are exercisable until June 2, 2009. These warrants were issued to Plenus in accordance with Rule 903 of Regulation S under the Securities Act in a transaction to which the registration requirements of the Securities Act do not apply.


          We are registering the ordinary shares in order to permit the selling shareholders to dispose of the shares from time to time.

         The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second and third columns list the number and percentage of ordinary shares beneficially owned by each selling shareholder, based on each selling shareholder's ownership of ordinary shares, the promissory notes and warrants as of September 19, 2004, assuming full conversion of the promissory notes and full exercise of the warrants held by each selling shareholder on that date, without regard to any limitations on exercise.

         The fourth column lists the number of ordinary shares being offered by this prospectus by each of the selling shareholders.

         In accordance with the terms of registration rights agreements with certain of the selling shareholders, this prospectus generally covers ordinary shares in an amount at least equal to (i) 120% of the maximum number of ordinary shares issuable to certain of the selling shareholders upon conversion of the promissory notes issued to them pursuant to the Note and Warrant

Purchase Agreement, (ii) the number of ordinary shares issuable to certain of the selling shareholders upon exercise of the warrants to purchase 480,000 of our ordinary shares that were sold to them pursuant to the Note and Warrant Purchase Agreement, (iii) 2,043,146 ordinary shares and the number of ordinary shares issuable to certain of the selling shareholders upon exercise of the Series A and Series B Warrants to purchase 2,944,651 of our ordinary shares, such shares and warrants that were purchased by them from the Special Situations Funds, (iv) 673,845 ordinary shares issuable upon exercise of the Series A and Series B Warrants held by the Special Situations Funds, (v) 230,000 ordinary shares that were issued to Dov Biran Holdings Ltd., a former shareholder of Bridges For Islands Ltd., in connection with an agreement entered into in June 2001; (vi) 40,000 ordinary shares are issuable upon exercise of warrants held by Gaus Investments Ltd and R.4.B Ltd issued in consideration for the contribution of such parties in introducing investors to us, and (vii) up to 300,000 ordinary shares are issuable upon exercise of warrants issued to Plenus Technologies Ltd. in connection with a Loan Agreement dated June 3, 2004; determined as if the outstanding promissory notes and warrants were converted or exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the Securities and Exchange Commission and to provide for additional amounts due under the Purchase Agreement. Depending on the actual date that the promissory notes will be converted, and because the exercise price of the warrants may be adjusted, the number of ordinary shares that will actually be issued may be more or less than the number of ordinary shares being offered by this prospectus.


         The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their ordinary shares in this offering.



                                                                                                            Percentage of
                                                Percentage of                              Number of          Ordinary
                         Number of Ordinary    Ordinary Shares     Maximum Number of    Ordinary Shares        Shares
                               Shares            Beneficially       Ordinary Shares       Beneficially      Beneficially
    Name of Selling      Beneficially Owned     Owned Prior to     Offered Pursuant       Owned After        Owned After
      Shareholder         Prior to Offering        Offering       to this Prospectus        Offering          Offering
-------------------------------------------------------------------------------------------------------------------------
Shimon Alon                 1,320,098 (1)           8.12%             1,320,098                0                 0%
Ron Zuckerman               1,270,098 (2)           7.84%             1,270,098                0                 0%
Aki Ratner                    698,740 (3)           4.41%               698,740                0                 0%
GF Capital Management
& Advisors, LLC               702,057 (4)           4.45%               702,057                0                 0%
Peter Luggen                  468,040 (5)           2.99%               468,040                0                 0%
Sharon Kotlicki-Pery          585,049 (6)           3.72%               585,049                0                 0%
Genia Kotlicki                292,523 (7)           1.89%               292,523                0                 0%
Avishai Kotlicki              292,523 (8)           1.89%               292,523                0                 0%
Barrossa Finance Ltd.       1,170,098 (9)           7.26%             1,170,098                0                 0%
Yossi Milstein                 15,000 (10)          0.10%                15,000                0                 0%
Dov Biran Holdings
Ltd. (11)                     863,705               5.64%               230,000          633,705                 4.14%
Dov Biran                      15,015 (12)          0.10%                15,000(12)           15                 0.00%
Special Situations
Fund III, L.P.(*)             419,293 (13)          2.66%               419,293                0                 0%

Special Situations
Private Equity Fund,
L.P.(*)                       123,480 (14)          0.80%               123,480                0                 0%
Special Situations
Technology Fund,
L.P.(*)                         8,029 (15)          0.05%                 8,029                0                 0%
Special Situations
Cayman Fund, L.P.(*)           80,121 (16)          0.52%                80,121                0                 0%
Special Situations
Technology Fund II,
L.P.(*)                        42,922 (17)          0.28%                42,922                0                 0%
Gaus Investments Ltd.         131,000 (18)          0.85%                20,000          111,000                 0.72%
R.4.B Ltd.                     20,000 (19)          0.13%                20,000                0                 0%
Plenus Technologies Ltd.      300,000 (20)          1.92%               300,000                0                 0%
Yossi Avraham                  10,000 (21)          0.07%                10,000                0                 0%

--------------


(1) Includes 252,343 ordinary shares issuable upon the conversion of a currently convertible promissory note and 150,000 ordinary shares issuable upon the exercise of currently exercisable warrants and 406,362 ordinary shares issuable upon exercise of currently exercisable Series A Warrants and 135,454 ordinary shares issuable upon currently exercisable of Series B Warrants.

(2) Includes 252,343 ordinary shares issuable upon the conversion of a currently convertible promissory note and 100,000 ordinary shares issuable upon the exercise of currently exercisable warrants and 406,363 ordinary shares issuable upon exercise of currently exercisable Series A Warrants and 135,454 ordinary shares issuable upon currently exercisable of Series B Warrants.


(3) Includes 109,716 ordinary shares issuable upon the conversion of a currently convertible promissory note and 190,000 ordinary shares issuable upon the exercise of currently exercisable warrants and 176,679 ordinary shares issuable upon exercise of currently exercisable Series A Warrants and 58,893 ordinary shares issuable upon currently exercisable of Series B Warrants.

(4) Includes 151,405 ordinary shares issuable upon the conversion of a currently convertible promissory note and 243,817 ordinary shares issuable upon exercise of currently exercisable Series A Warrants and 81,272 ordinary shares issuable upon currently exercisable of Series B Warrants. Mr. Gary L. Furham is the principal owner of GF Capital Management & Advisors, LLC and is principally responsible for the voting and dispositive powers with respect to the shares, and the shares issuable under the promissory note and warrants, held by GF Capital Management & Advisors, LLC.


(5) Includes 100,937 ordinary shares issuable upon the conversion of a currently convertible promissory note and 162,545 ordinary shares issuable upon exercise of currently exercisable Series A Warrants and 54,182 ordinary shares issuable upon currently exercisable of Series B Warrants.

(6) Includes 126,172 ordinary shares issuable upon the conversion of a currently convertible promissory note and 203,181 ordinary shares issuable upon exercise of currently exercisable Series A Warrants and 67,727 ordinary shares issuable upon currently exercisable of Series B Warrants.

(7) Includes 63,085 ordinary shares issuable upon the conversion of a currently convertible promissory note and 101,590 ordinary shares issuable upon exercise of currently exercisable Series A Warrants and 33,863 ordinary shares issuable upon currently exercisable of Series B Warrants.

(8) Includes 63,085 ordinary shares issuable upon the conversion of a currently convertible promissory note and 101,590 ordinary shares issuable upon exercise of currently exercisable Series A Warrants and 33,863 ordinary shares issuable upon currently exercisable of Series B Warrants.


(9) Includes 252,343 ordinary shares issuable upon the conversion of a currently convertible promissory note and 406,362 ordinary shares issuable upon exercise of currently exercisable Series A Warrants and 135,454 ordinary shares issuable upon currently exercisable of Series B Warrants. Mr. Ryan Rudolph exercises sole voting and dispositive powers with respect to the shares, and the shares issuable under the promissory note and warrants, held by Barrossa Finance Ltd.


(10) Includes 15,000 ordinary shares issuable upon the exercise of currently exercisable warrants.


(11) Dr. Dov Biran and his wife, Mrs. Penina Biran, exercise shared voting and dispositive powers with respect to the shares held by Dov Biran Holdings Ltd.


(12) Includes 15,000 ordinary shares issuable upon the exercise of currently exercisable warrants.

(13) Includes 281,524 ordinary shares issuable upon exercise of currently exercisable Series A Warrants and 137,769 ordinary shares issuable upon currently exercisable of Series B Warrants.

(14) Includes 78,923 ordinary shares issuable upon exercise of currently exercisable Series A Warrants and 44,557 ordinary shares issuable upon currently exercisable of Series B Warrants.

(15) Includes 4,823 ordinary shares issuable upon exercise of currently exercisable Series A Warrants and 3,206 ordinary shares issuable upon currently exercisable of Series B Warrants.

(16) Includes 55,483 ordinary shares issuable upon exercise of currently exercisable Series A Warrants and 24,638 ordinary shares issuable upon currently exercisable of Series B Warrants.

(17) Includes 27,715 ordinary shares issuable upon exercise of currently exercisable Series A Warrants and 15,207 ordinary shares issuable upon currently exercisable of Series B Warrants.


(18) Includes 20,000 ordinary shares issuable upon the exercise of currently exercisable warrants at $1.92 per share. Mr. David Dafni exercises sole voting and dispositive powers with respect to the shares issuable under the warrants held by Gaus Investments Ltd.

(19) Issuable upon the exercise of currently exercisable warrants at $1.92 per share. Mr. Gilad Friedhaber exercises sole voting and dispositive powers with respect to the shares issuable under the warrants held by R.4.B Ltd.

((1) Issuable upon the exercise of warrants currently exercisable at $3.00 per share. An investment committee exercises voting and dispositive powers with respect to the shares issuable under the warrants held by Plenus Technologies Ltd. The current members of the investment committee are Aharon Dovrat, Shlomo Dovrat, Oded Exelrod, Edna Peres-Lahish, Arie Savir, Moti Weiss, Ruth Simha and Eylon Pinchas.

(21) Issuable upon the exercise of currently exercisable warrants at $1.75 per share.

(*) MGP Advisors Limited is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. is the general partner of MGP Advisors Limited and the general partner of and investment adviser to Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. is the general partner of and investment adviser to Special Situations Technology Fund, L.P. MG Advisers, L.L.C. is the general partner of and investment adviser to Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP Advisers Limited, AWM Investment Company, Inc., SST Advisers, L.L.C. and MG Advisers, L.L.C. and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.


         OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION

         We are registering the ordinary shares offered hereby on behalf of the selling shareholders. As used herein, "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling shareholder as a gift, pledge, partnership distribution or other transfer. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by our company, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares offered hereby which will be borne by the selling shareholders. Sales of the shares offered hereby may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ National Market at prevailing market prices, in the over-the-counter market, in negotiated transactions, through publicly or privately negotiated put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby (including the closing of any open short position), or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling shareholders.

         The selling shareholders may enter into hedging transactions with regard to the shares offered hereby. In connection with such transactions the counterparties to such transactions may engage in short sales of the shares offered hereby or of securities convertible into or exchangeable for such shares in the course of hedging positions they assume with selling shareholders. The selling shareholders may also enter into other transactions which require the delivery of the shares offered by this prospectus, which shares such counterparties may resell pursuant to this prospectus (as amended or supplemented, if necessary, to reflect such transaction).

         The selling shareholders may effect these transactions by selling the shares offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary brokerage commissions).

         The selling shareholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the disposition of the shares offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Selling shareholders also may resell all or a portion of the shares offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144 or another exemption under the Securities Act.

         Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

          o    the  name  of  each   such   selling   shareholder   and  of  the
               participating broker-dealer(s);

          o    the number of shares involved;

          o    the initial price at which such shares were sold;

          o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

          o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

          o    other facts material to the transaction.

         In addition, upon our being notified by a selling shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                    EXPENSES ASSOCIATED WITH THE REGISTRATION


         We have agreed to bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statement of which this prospectus is a part. We estimate these expenses to be approximately $43,600, which include the following categories of expenses:



         SEC registration fee.............................    $     2,073.91
         Printing and photocopying fees...................          1,000
         Legal fees and expenses .........................         30,000
         Accounting fees and expenses.....................         10,000
         Transfer agent and registrar fees and expenses...            500
         Miscellaneous expenses ..........................             26.09
                                                            ------------------
                  Total Expenses..........................    $    43,600.00
                                                            ------------------


                 FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

         Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares. In May 1998, a new "general permit" was issued under the Israeli Currency Control Law, 1978, which removed most of the restrictions that previously existed under such law, and enabled Israeli citizens to freely invest outside of Israel and freely convert Israeli currency into non-Israeli currencies.

         Non-residents of Israel who purchase our ordinary shares will be able to convert dividends, if any, thereon, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, into freely repatriable dollars, at the exchange rate prevailing at the time of conversion, provided that the Israeli income tax has been withheld (or paid) with respect to such amounts or an exemption has been obtained.

                                     EXPERTS


         Our consolidated financial statements included in our Form 20-F/A for the year ended December 31, 2003 have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon and incorporated in this prospectus by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Certain legal matters in connection with the registration of the ordinary shares hereunder with respect to Israeli law will be passed upon for us by Efrati, Galili & Co., Tel-Aviv, Israel, our Israeli counsel.

                                MATERIAL CHANGES


         Except as otherwise described our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2003 and in our Reports on Form 6-K filed under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2003.


           WHERE YOU CAN BEST FIND MORE INFORMATION; INCORPORATION OF
                        CERTAIN INFORMATION BY REFERENCE


         This prospectus is a part of two registration statements on Form F-3, Registration Nos. 333-14140 and 333-119157, which we filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statements and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statements and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statements and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statements or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


         We file annual and special reports and other information with the SEC (Commission File Number 000-20892). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.


          o Our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2003; and

          o Our Reports on Form 6-K submitted to the SEC on January 23, 2004, January 29, 2004, February 5, 2004, March 3, 2004, March 9, 2004,
               March 11,  2004,  March 25, 2004,  March 31, 2004,  May 11, 2004,
               August 10, 2004,  August 16,  August 17,  2004,  August 23, 2004,
               August 31, 2004 and September 10, 2004, and November 19, 2004 and our Report on Form 6-K/A submitted to the SEC on November 17, 2004.


         The description of our ordinary shares contained in Item 1 of our registration statement on Form 8-A filed with the SEC on December 17, 1991 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

         In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

         Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

         We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Attunity Ltd., Einstein Building, Tirat Carmel 39101, Haifa, Israel, Attn.:
Company Secretary, telephone number +972-4-855-9666. You may also obtain information about us by visiting our website at http://www.attunity.com. Information contained in our website is not part of this prospectus.

         We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and did not make, our SEC filings electronically, so that those filings are not available on the SEC's website. However, since that date, we have been making all required filings with the SEC electronically, and these filings are available over the Internet at the SEC's website at http://www.sec.gov.

                       ENFORCEABILITY OF CIVIL LIABILITIES

         Service of process upon us and our directors and officers and the Israeli experts named in this prospectus, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since a substantial portion of our assets, almost all of our directors, some of the officers and the Israeli experts are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

         There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of U.S. courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

         We have irrevocably appointed our subsidiary, Attunity Inc. as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

                                  ATTUNITY LTD






                            8,083,071 Ordinary Shares







                          ----------------------------



                                   PROSPECTUS


                          ----------------------------





                You should rely only on the information
                incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.



                                      2004

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers

         The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may, if permitted by its articles of association, exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care. Our articles of association permit us to exculpate an officer to the maximum extent permitted by the Israeli Companies Law.

         The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract for the insurance of the liability of any of its office holders with respect to an act performed by him in his capacity as an office holder, for:

          o    breach of his duty of care to us or to another person;

          o breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or

          o a financial liability imposed upon him in favor of another person.

         Our articles of association provide that we may enter into a contract for the insurance of the liability, in whole in part, of any of our office holders, to the maximum extent permitted by the Israeli Companies Law.


         In addition, in accordance with the Israeli Companies Law, our articles of association provide that we may, with respect to an act performed by an office holder in such capacity, (i) undertake in advance to indemnify an office holder, provided that the undertaking shall be restricted to foreseeable events and up to a feasible amount, as determined by our board of directors; and (ii) indemnify an office holder retroactively; against:


          o a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court; and

          o reasonable litigation expenses, including attorneys' fees, expended by such office holder or charged to him by a court, in a proceeding we instituted against him or instituted on our behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offense that does not require proof of criminal intent.

         These provisions are specifically limited in their scope by the Israeli Companies Law, which provides that a company may not indemnify an office holder, nor exculpate an office holder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of certain improper actions.

         Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if such office holder is a director, also by our shareholders.

         We have undertaken to indemnify our office holders to the fullest extent permitted by law. We currently maintain directors and officers liability insurance with a per claim and aggregate coverage limit of $10 million including legal costs incurred in Israel.

Item 9.  Exhibits

   Exhibit No.    Description of Exhibit
   -----------    ----------------------


      4.1          Memorandum of Association of the Registrant (1)
      4.2          Articles of Association of the Registrant, as amended (2)
      4.3          Specimen of Ordinary Share Certificate (3)
      4.4 Note and Warrant Purchase Agreement dated March 22, 2004, among the Registrant and the purchasers signatory thereto (4)
      4.5 Registration Rights Agreement dated May 4, 2004, among the Registrant and the purchasers signatory thereto (5)
      4.6          Form of Convertible Promissory Note (6)
      4.7          Form of Warrant (7)
      4.8          Form of Series A Warrant (8)
      4.9          Form of Series B Warrant (9)
      4.10         Form of October 2001 Placement Agent's Warrant (10)
      4.11         Form of Warrant issued to Gaus Investments Ltd. and
                   R.4.B Ltd. (11)
      4.12 Loan Agreement dated June 3, 2004 among the Registrant and Plenus Technologies, Ltd. (12)
      4.13         Form of Warrant issued to Plenus Technologies Ltd. (12)
      4.14 Amendment to Share Purchase Agreement among the Registrant, Bridges For Islands Ltd., Dov Biran, Dr. Dov Biran Holdings Ltd. and Poalim Capital Markets and Investments Ltd. (13)
      5.1 Opinion of Efrati, Galili & Co. regarding legality of the securities being registered
      23.1 Consent of Kost Forer Gabbay & Kasierer, a member of Ernst and Young Global
      23.2         Consent of Efrati, Galili & Co.  (contained in Exhibit 5.1)
      24.1 Power of Attorney (included in the signature page of the Registration Statement)
----------------
(1) Filed as a Exhibit 3.1 to the Registrant's Registration Statement on Form F-1, registration number 33-54020, filed on October 30, 1992, and incorporated herein by reference.
(2) Filed as Exhibit 3.2 to the Registrant's annual report on Form 20-F for the year ended December 31, 2000, filed on July 13,
         2001, and incorporated herein by reference.
(3) Filed as a Exhibit 4 to the Amendment No. 2 to the Registrant's Registration Statement on Form F-1, registration number 33-54020, filed on December 9, 1992, and incorporated herein by reference.

(4) Incorporated by reference to Item 3 of the Registrant's Report on Form 6-K for the month of March, 2004, filed on March 25, 2004
         (SEC File No. 000-20892).
(5) Incorporated by reference to Item 6 of the Registrant's Report on Form 6-K for the month of March, 2004, filed on March 25, 2004 (SEC File No. 000-20892).
(6) Incorporated by reference to Item 5 of the Registrant's Report on Form 6-K for the month of March, 2004, filed on March 25, 2004 (SEC File No. 000-20892).
(7) Incorporated by reference to Item 4 of the Registrant's Report on Form 6-K for the month of March, 2004, filed on March 25, 2004 (SEC File No. 000-20892).
(8) Filed as Exhibit 10.2 to the Registrant's Registration Statement on Form F-3, registration number 333-14140, filed on November 28, 2001, and incorporated herein by reference.
(9) Filed as Exhibit 10.3 to the Registrant's Registration Statement on Form F-3, registration number 333-14140, filed on November 28, 2001, and incorporated herein by reference.
(10) Filed as Exhibit 10.4 to the Registrant's Registration Statement on Form F-3, registration number 333-14140, filed on November 28, 2001, and incorporated herein by reference.
(11) Filed as Exhibit 4.14 to the Registrant's annual report on Form 20-F for the year ended December 31, 2003, filed on June 30, 2004, and incorporated herein by reference.
(12) Filed as Exhibit 4.13 to the Registrant's annual report on Form 20-F for the year ended December 31, 2003, filed on June 30, 2004, and incorporated herein by reference.
(13) Filed as Exhibit 10.6 to the Registrant's annual report on Form 20-F for the year ended December 31, 2000, filed on July 16, 2001, and incorporated herein by reference.



Item 10.  Undertakings

         The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii)To include  any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, That paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Haifa, Israel, on November 22, 2004.

                                            By: /s/Ofer Segev
                                                -------------
                                                Ofer Segev
                                                Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on September 21, 2004.


Signature                                   Title
---------                                   -----

/s/*                                        Chairman of the Board of Directors
-------------------
Shimon Alon

/s/*                                        Chief Executive Officer and Director
-------------------
Itzhak (Aki) Ratner

/s/Ofer Segev                               Chief Financial Officer
-------------------
Ofer Segev

___________________                         Director
Dov Biran

/s/*                                        Director
-------------------
Dan Falk

______________________                      Director
Roni Ferber

______________________                      Director
Anat Segal
/s/*                                        Director
-------------------
Ron Zuckerman
Attunity Inc.                               Authorized Representative in the
                                            United States

By: /s/Ofer Segev
-----------------
Name: Ofer Segev
Title:   Chief Financial Officer

* By: /s/Ofer Segev
      -------------
         Ofer Segev
         (Attorney-in-fact)